Exhibit 4.1

HSCP CN HOLDINGS ULC

as Borrower

and

ACREAGE FINANCE DELAWARE, LLC

as Guarantor

and

THE LENDERS LISTED
ON THE SIGNATURE PAGES

as Lenders

and

###################

as Administrative Agent

CREDIT AGREEMENT

FEBRUARY 7, 2020

( i )

( ii )

ADDENDA

Schedule “A”	Lenders and Commitments
Exhibit 2.8	Form of Extension Request
Exhibit 3.2	Form of Borrowing Notice
Exhibit 6.1(b)(ii)	Form of Compliance Certificate
Exhibit 10.6	Form of Assignment and Assumption Agreement

( iii )

CREDIT AGREEMENT

Credit Agreement dated February 7, 2020 among HSCP CN Holdings ULC, as Borrower, Acreage Finance Delaware, LLC, as Guarantor, the lenders from time to time party hereto, as Lenders, and ##############, as Administrative Agent.

Article 1
INTERPRETATION

Section 1.1	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Administrative Agent” means ############# as administrative agent for the Lenders under this Agreement and the other Credit Documents, and any successor administrative agent appointed pursuant to Section 9.8, and their successors and permitted assigns.

“Advances” means advances made by a Lender to the Borrower in U.S. Dollars pursuant to Article 3.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Principal Amount” means, in relation to the Borrower and any Lender at any time under the Credit Facility, the aggregate principal amount of all outstanding Advances made by such Lender under the Credit Facility and, in relation to the Borrower and all Lenders at any time under the Credit Facility, means the sum of the Aggregate Principal Amount under the Credit Facility made by each Lender.

“Agreement” means this credit agreement as amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“Anti-Terrorism Laws” means any law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing, money laundering or Sanctions including Part II.1 and Part XII.2 of the Criminal Code, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, and regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992, c. 17, the United Nations Act, R.S.C. 1985, c. U-2 and the Justice for Victims of Corrupt Foreign Officials Act, S.C. 2017, c. 21.

“Applicable Law” means, (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, determination, decision, ruling, decree or award; (c) any regulatory or stock exchange policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Assets of such Person, in each case whether or not having the force of law, except the Controlled Substances Act, 21 USC 801 et seq. as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana.

“Applicable Premium” means, in respect of any amount of the Aggregate Principal Amount prepaid or accelerated, in each case, whether voluntary or involuntary:

(a)	prior to all Advances being outstanding for 90 days, an amount equal to:

(i)	the amount of the interest that would have been payable if all Advances had been outstanding for 90 days, less

(ii)	any interest actually paid on each amount advanced in respect of the first 90 days during which that amount was outstanding, and

(b)	following to all Advances being outstanding for 90 days, an amount equal to $0.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset” means, with respect to any Person, any property (including real property), assets and undertakings of such Person of every kind and wheresoever situate, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest of such Person in any other Person).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and any Person who is or becomes an assignee in accordance with this Agreement, in substantially the form of Exhibit 10.6 or any other form approved by the Administrative Agent.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” means, HSCP CN Holdings ULC, an unlimited liability corporation incorporated under the laws of Alberta, and its successors and permitted assigns.

“Borrowing Notice” has the meaning ascribed thereto in Section 3.2.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which banks are closed for business in ###########.

“Canopy” means Canopy Growth Corporation and each successor thereto.

“Canopy Option” means Canopy’s option to acquire all of the issued and outstanding securities of the Parent in accordance with the Parent’s constating documents as amended in connection with the plan of arrangement implemented by the Parent on June 27, 2019.

“Capital Lease” means a lease that would, in accordance with GAAP, be treated as a balance sheet liability.

“Cash Proceeds of Realization” means the aggregate of (a) all Proceeds of Realization in the form of cash and (b) all cash proceeds of the sale or disposition of non-cash Proceeds of Realization, in each case expressed in U.S. Dollars.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption, making, issuance or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender with any request, rule, regulation, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, regulations, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the Canadian, United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following events: (a) any Person (or any successor to it continuing from any amalgamation, merger or other reorganization) or group of Persons acting jointly or in concert (as such concept is defined in National Instrument 62-104 - Take-over Bids and Issuer Bids) becoming the owner, directly or indirectly, beneficially or of record, of Equity Securities representing more than 50% of the aggregate ordinary voting power represented by the outstanding share capital of the Parent, (b) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the Parent’s and its subsidiaries, on a consolidated basis, property and assets, (c) the Parent’s shareholders approve any plan or proposal for the liquidation or dissolution of the Parent, or (d) the Parent ceases to own, directly or indirectly, 100% of the Equity Securities of the Borrower and the Guarantor; provided, however, that none of the following events shall constitute a “Change of Control”: (i) the acquisition of outstanding Equity Securities by Canopy or an affiliate thereof pursuant to the Canopy Option, (ii) Mr. Kevin Murphy ceasing to hold Equity Securities representing more or less than 50% of the aggregate ordinary voting power represented by the outstanding share capital of the Parent, or (iii) any event or circumstance in which the public shareholders of the Parent immediately prior to such event or circumstance continue to, directly or indirectly, own substantially all of the Parent’s and its subsidiaries property and assets through the ownership in a successor to, or assignee of, the Parent under this Agreement.

“Closing Date” means the date on which the First Advance is made or such other date as agreed by the parties hereto.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, at any time, in respect of a Lender, the maximum amount of the Advances which such Lender has covenanted to make under the Credit Facility, as set forth in Schedule A (which shall be amended and distributed to all parties by the Administrative Agent from time to time as other Persons become Lenders or to reflect any reduction in the Commitment in accordance with the terms hereof), and which for greater certainty shall in each case be reduced by such Lender’s rateable share of the amount of any repayments or reductions required or made hereunder with respect to the Credit Facility.

“Compliance Certificate” means a certificate of the Borrower substantially in the form of Exhibit 6.1(b)(ii), signed on its behalf by its chief financial officer or any other officer acceptable to the Administrative Agent.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Credit Documents” means this Agreement, the Guarantee, the Security Agreement, the Restricted Cash Account Agreement, and all other documents to be executed and delivered to the Administrative Agent and the Lenders, or any of them, by the Credit Parties, or any of them, from time to time in connection with this Agreement or any other Credit Document.

“Credit Facility” means the term credit facility to be made available to the Borrower under this Agreement for the purposes set out in Section 2.3.

“Credit Parties” means, collectively, the Borrower and the Guarantor.

“Criminal Code” means the Criminal Code (Canada), R.S.C. 1985, c.C-46.

“Debt” of any Person means (without duplication):

(a)	all indebtedness of such Person for borrowed money, including borrowings of commodities, prepaid forward sales of commodities, bankers’ acceptances, letters of credit or letters of guarantee;

(b)	all indebtedness of such Person for the deferred purchase price of Assets or services, other than for Assets and services purchased in the ordinary course of business and paid for in accordance with customary practice and not represented by a note, bond, debenture or other evidence of Debt;

(c)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Assets);

(d)	all obligations of such Person represented by a note, bond, debenture or other evidence of Debt;

(e)	all obligations under Capital Leases and all obligations under synthetic leases, in each case, in respect of which such Person is liable as lessee;

(f)	all obligations with respect to any Equity Securities in the capital of the Person which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) are redeemable for cash or debt at the sole option of the holder, or (iii) provide for scheduled payments of dividends in cash, in each case, on or prior to the Maturity Date;

(g)	the net amount payable by such Person under Derivatives Agreements, provided that such amount shall only constitute Debt if such Derivatives Agreements have been closed out or terminated; and

(h)	all Debt of another entity of a type described in clauses (a) through (g) which is directly or indirectly guaranteed by such Person, which is secured by a Lien on any Assets of such Person, which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor or other entity against loss.

The Debt of any Person shall include the Debt of any other entity (including a partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Debt expressly provide that such Person is not liable therefor.

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Derivatives Agreement” means any agreement relating to a transaction of a type commonly considered to be a derivatives or hedging transaction or any combination of such transactions, in each case, whether relating to one or more of currencies, interest, commodities, securities or other matters, including (a) any option, collar, floor or cap, (b) any forward contract, and (c) any rate swap, basis swap, commodity swap, cross-currency swap or other swap or contract for differences.

“Disposition” means, with respect to any Asset of any Person, any direct or indirect sale, lease (where such Person is the lessor), assignment, cession, transfer, exchange, conveyance, release or gift of such Asset, including by means of a sale and leaseback transaction, or any reorganization, consolidation, amalgamation or merger of such Person pursuant to which such Asset becomes the property of any other Person; and “Dispose” and “Disposed” have meanings correlative thereto.

“Drawdown Period” means the period commending on the Closing Date and ending on the 24th day following the Closing Date.

“Environmental Laws” means all Applicable Laws and agreements with a Governmental Authority relating to public health, the protection of the environment, the release of hazardous materials and occupational health and safety.

“Environmental Liabilities” means all liabilities imposed by, under or pursuant to Environmental Laws or which relate to the existence of contaminants on, under or about any of the properties now or previously used or occupied by any of the Credit Parties.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Equivalent Amount” means, on any day with respect to any two currencies, the amount obtained in one such currency (the “first currency”) when an amount in the other currency is converted into the first currency using the Bank of Canada’s spot rate for the conversion of the applicable amount of the other currency into the first currency in effect as of 4:30 p.m. (Toronto time) on such Business Day (or the immediately preceding Business Day if such day is not a Business Day) or, in the absence of such a spot rate on such day, using such other rate as the Administrative Agent may reasonably select.

“Event of Default” has the meaning specified in Section 8.1.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Credit Document, (a) Taxes imposed on or measured by its net income, capital gains or capital, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or that are Other Connection Taxes, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located, (c) in the case of a Foreign Lender, any withholding tax that is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 7.2(5), (d) any Taxes imposed under FATCA, and (e) any Taxes required to be deducted or withheld under the Income Tax Act from any payment under the Credit Documents as a result of: (1) the recipient (or beneficial holder of the Advances) not dealing at arm’s length (within the meaning of the Income Tax Act) with the Borrower, or (2) the recipient being a “specified non-resident shareholder” of the Borrower or not dealing at arm’s length with a “specified shareholder” of the Borrower (in each case within the meaning of the Income Tax Act) (other than where the non-arm’s length relationship arises, or where the recipient is a “specified non-resident shareholder”, or does not deal at arm’s length with a “specified shareholder”, as a result of such Person having become a party to, received or perfected a security interest under, or received or enforced any rights under, any Credit Document). For greater certainty, for purposes of clause (c) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act or any successor provision thereto.

“Extension Request” means a written request from the Borrower to the Administrative Agent requesting an extension of the Maturity Date substantially in the form attached as Exhibit 2.8.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements or implementing legislation enacted by any jurisdiction with respect to such intergovernmental agreements.

“Fees” means the fees payable by the Borrower under this Agreement, including the Set-Up Fee.

“Financial Quarter” means a period of three consecutive months in any Financial Year ending on March 31, June 30, September 30 and December 31 of such year.

“Financial Year” means, in relation to the Borrower, its financial year commencing on January 1 of each calendar year and ending on December 31 of such year.

“First Advance” has the meaning specified in Section 3.1(a).

“Foreign Administrative Agent” means any Administrative Agent that is not organized under the laws of the jurisdiction in which a Borrower is resident for tax purposes by application of the laws of that jurisdiction and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Credit Document to be resident for income tax or withholding tax purposes in the jurisdiction in which such Borrower is resident for tax purposes by application of the laws of that jurisdiction. For the purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Lender” means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Credit Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For the purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means the accounting principles generally accepted in Canada and/or the United States, as may be adopted by the Parent from time to time in accordance with applicable securities legislation.

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supranational bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency, any securities exchange and any self-regulatory organization.

“Guarantee” means the guarantee dated as of the Closing Date given by the Guarantor in favour of the Administrative Agent, in form and substance satisfactory to the Administrative Agent, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Guarantor” means Acreage Finance Delaware, LLC, a limited liability company incorporated under the laws of the State of Delaware, and its successors and permitted assigns.

“Impermissible Qualification” means, relative to the financial statements or notes thereto of the Parent or the opinion or report of any independent auditors as to such financial statements or notes thereto, any qualification or exception to such financial statements, notes, opinion or report, as the case may be, which is of a “going concern” or similar nature or which relates to any limited scope of examination of matters relevant to such financial statements, if such limitation results from the refusal or failure of the Parent to grant access to necessary information or to cause such access to be granted.

“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.5(2).

“Information” has the meaning specified in Section 10.14(2).

“IP Credit Agreement” means the credit agreement dated after the date hereof among the Guarantor, as borrower, IP Investment Company, LLC and any other persons from time to time party thereto as lenders, as may be amended, modified, supplemented or restated from time to time.

“IP Credit Documents” means the each of the IP Credit Agreements, all guarantees and security provided in connection therewith and all other agreements, instruments and other documents governing or relating thereto, and “IP Credit Document” means any of them.

“IP Guarantor” means Acreage IP Holdings, LLC, a limited liability company incorporated under the laws of the State of Nevada, and its successors and permitted assigns.

“Lenders” mean, collectively, the lenders set forth on the signature pages of this Agreement, any Person who may become a Lender under this Agreement in accordance with Section 10.6, and, in the singular, any one of them.

“Lien” means any mortgage, deed of trust, trust or deemed trust, lien (statutory or otherwise), pledge, assignment, hypothecation, encumbrance, charge, security interest, deposit arrangement, royalty interest, claim, right of detention or seizure, right of distraint, easement, or right of set off (other than a right of set off arising in the ordinary course), including the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and any other agreement, trust or arrangement that in substance secures payment or performance of an obligation.

“Majority Lenders” means, at any time, Lenders who, taken together, hold at least 66-2/3% of the Aggregate Principal Amount at that time.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, results of operations, Assets, the Restricted Account Collateral, liabilities or financial condition of the Credit Parties taken as a whole, (b) a material adverse effect on the ability of any of the Credit Parties to perform its obligations under any Credit Document to which it is a party, or (c) a material adverse effect on the rights and remedies of the Lenders or the Administrative Agent (or any of them) under any Credit Document.

“Maturity Date” means the second anniversary of the Closing Date (or such later date as may apply pursuant to the extension provisions in Section 2.8).

“Minimum Balance” has the meaning specified in Section 6.1(j)(i)(A).

“Obligations” means all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Credit Parties, or any of them, to the Administrative Agent and the Lenders, or any of them, under, in connection with or pursuant to the Credit Documents, including the Aggregate Principal Amount, all accrued interest and Fees and all other amounts payable under this Agreement (including the Applicable Premium).

“Original Currency” has the meaning specified in Section 10.7(1).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Currency” has the meaning specified in Section 10.7(1).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, in each case, including any interest, additions to tax or penalties applicable thereto.

“Parent” means Acreage Holdings, Inc., and its successors and permitted assigns.

“Pension Plan” means a plan or arrangement maintained, sponsored or funded by any Credit Party or in respect of which any Credit Party has any liability, contingent or otherwise, in each case, that is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (including any such plan that contains a “defined benefit provision” as such term is defined in the Income Tax Act).

“Permitted Liens” means, in respect of any Person, any one or more of the following:

(a)	Liens for Taxes which are not due or delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if adequate provision has been made for their payment and such Liens are not executed on or enforced against any of the Assets of any Credit Party; and

(b)	Liens in favour of the Administrative Agent and the other Secured Creditors created by the Security Agreement.

“Person” means an individual, sole proprietorship, corporation, limited liability company, trust, joint venture, association, company, partnership, institution, public benefit corporation, investment or other fund, Governmental Authority or other entity, and pronouns have a similarly extended meaning.

“Proceeds of Realization” means all cash and non-cash proceeds derived from any sale, disposition or other realization of the Restricted Account Collateral (a) after any notice by the Administrative Agent to the Borrower pursuant to Section 8.1 declaring all indebtedness of the Borrower hereunder to be immediately due and payable, (b) upon any dissolution, liquidation, winding-up, reorganization, bankruptcy, insolvency or receivership of any of the Credit Parties (or any other arrangement or marshalling of the Restricted Account Collateral that is similar thereto) or (c) upon the enforcement of, or any action taken with respect to, any of the Credit Documents.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Restricted Account” means the bank account of the Guarantor at ############# that is described in the Security Agreement.

“Restricted Account Collateral” means any and all Assets in respect of which the Administrative Agent or any Secured Creditor has or will have or is intended to have a Lien pursuant to a Security Agreement.

“Restricted Cash Account Agreement” mean the collateral account and set-off acknowledgement agreement dated as of the Closing Date among the Guarantor, the Administrative Agent (for the benefit of the Secured Creditors) and ############# with respect to the Restricted Account, in form and substance satisfactory to the Administrative Agent, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Sanctioned Person” means any Person that is a designated target of Sanctions or is otherwise a subject of Sanctions, including as a result of being (a) owned, held or controlled by any person which is a designated target of Sanctions, (b) located or resident in, a national of, or organized under, the laws of any country that is subject to general or country-wide Sanctions, or (c) a “designated person”, a “politically exposed foreign person” or “terrorist group” as described in any Sanctions.

“Sanctions” means applicable economic or trade sanctions or other restrictive measures administered or enforced by a Governmental Authority (including, in Canada, Global Affairs Canada and Public Safety Canada) or other relevant sanctions authority which governs transactions in controlled goods or technologies or dealings with countries, entities, organizations or individuals subject to such economic or trade sanctions or restrictive measures.

“Second Advance” has the meaning specified in Section 3.1(b).

“Secured Creditors” means the Administrative Agent and the Lenders.

“Security” means, at any time, the Liens in favour of the Secured Creditors, or any of them, in the Restricted Account Collateral securing their obligations under this Agreement and the other Credit Documents.

“Security Agreement” means the restricted account security agreement dated as of the Closing Date granted by the Guarantor in favour of the Administrative Agent (for the benefit of the Secured Creditors), in form and substance satisfactory to the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Set-Up Fees” has the meaning specified in Section 2.9.

“Solvent” means, (a) with respect to any Person organized under the laws of Canada or any province or territory thereof, on a particular date, that on such date, (i) such Person is not for any reason unable to meet its obligations as they generally become due, (ii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due, and (iii) the aggregate property of such Person is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all its obligations, due and accruing due, and (b) with respect to any Person organized under the laws of a jurisdiction located within the United States on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“subsidiary” means with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all equity interests entitled to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (b) any partnership, (x) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (y) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (c) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Advance” has the meaning specified in Section 3.1(c).

“U.S. Dollars” and “U.S. $” means lawful money of the United States of America.

Section 1.2	Gender and Number.

Any reference in the Credit Documents to gender includes all genders and words importing the singular number only include the plural and vice versa.

Section 1.3	Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.

Section 1.4	Currency.

All references in the Credit Documents to $ or dollars, unless otherwise specifically indicated, are expressed in the currency of the United States of America.

Section 1.5	Certain Phrases, etc.

In any Credit Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, and references to “this Agreement”, “hereof” and “herein” and like references refer to such Credit Document and not to any particular Article, Section or other subdivision of such Credit Document.

Section 1.6	Non-Business Days.

Whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

Section 1.7	Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP. If there occurs a material change in GAAP, including as a result of a conversion to International Financial Reporting Standards and, as a result, an amount required to be determined hereunder would be materially different (as determined by the Borrower or the Administrative Agent), the Borrower and the Administrative Agent shall negotiate in good faith to revise (if appropriate) the relevant covenants to give effect to the intention of the parties under this Agreement as at the date hereof, and any new covenant shall be subject to approval by the Majority Lenders. Until the successful conclusion of any such negotiation and approval by the Majority Lenders, and/or if the Borrower and the Majority Lenders cannot agree on revisions to the covenants within thirty (30) days following the implementation of the change, the Borrower shall thereafter make all calculations for the purpose of determining compliance with the financial covenants contained herein both under GAAP in existence as at the date hereof and GAAP subsequently in effect and applied by the Borrower.

Section 1.8	Rateable Portion of Advances.

References in this Agreement to a Lender’s rateable portion of the Advances or rateable share of payments of principal, interest, Fees or any other amount, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Administrative Agent. Each such determination by the Administrative Agent shall be prima facie evidence of such rateable share.

Section 1.9	Incorporation of Schedules and Exhibits.

The schedules and exhibits attached to this Agreement shall form an integral part of it.

Section 1.10	Conflict.

The provisions of this Agreement prevail in the event of any conflict or inconsistency between its provisions and the provisions of any of the other Credit Documents (other than the Restricted Cash Account Agreement).

Section 1.11	Certificates.

Any certificate required by the terms of this Agreement or any Credit Document to be given by an officer of the Borrower for and on behalf of any Credit Party shall be given without any personal liability on the part of the officer giving the certificate.

Section 1.12	Permitted Liens.

Any reference in this Agreement or any of the other Credit Documents to a Permitted Lien or a Lien permitted by this Agreement is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any Permitted Lien or any Lien permitted hereunder, it being the intention of the parties that all Liens created pursuant to the Security shall at all times rank as first priority Liens, including in priority to Permitted Liens or indebtedness of a Credit Party and all other Liens or other obligations whatsoever, subject only to Permitted Liens which under Applicable Law rank in priority thereto.

Section 1.13	References to Agreements.

Except as otherwise provided in this Agreement, any reference in this Agreement to any agreement or document means such agreement or document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented in accordance herewith and therewith.

Section 1.14	Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended, re-enacted or replaced.

Section 1.15	Currency Equivalents Generally.

Any amount specified in Article 5, Article 6 or Article 8 to be in U.S. Dollars shall also include the Equivalent Amount of such amount in any currency other than U.S. Dollars. For purposes of determining compliance with Section 6.2 with respect to any transaction in a currency other than U.S. Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such transaction occurs but, for the avoidance of doubt, the foregoing provisions of this Section 1.15 shall otherwise apply to Section 6.2.

Article 2
CREDIT FACILITIES

Section 2.1	Availability.

Each Lender severally agrees, on the terms and conditions of this Agreement, to make Advances rateably to the Borrower in accordance with its Commitment. Advances shall be made available pursuant to Article 3. To the extent that less than the full amount of any Commitment is borrowed by the Borrower during the Drawdown Period, such Commitment will be automatically reduced to the amount so borrowed.

Section 2.2	Commitment and Facility Limits.

(1)	The Aggregate Principal Amount owing at any time under the Credit Facility to (i) all Lenders shall not exceed the aggregate Commitments, and (ii) each Lender shall not exceed such Lender’s Commitment.

(2)	The Credit Facility does not revolve and any amount repaid or prepaid, as the case may be, under the Credit Facility cannot be reborrowed and reduces the Commitment, rateably by the amount repaid or prepaid, as the case may be.

Section 2.3	Use of Proceeds.

The Borrower shall use the proceeds of the Advances for general corporate purposes. No proceeds of the Advances shall be used to fund the Restricted Account.

Section 2.4	Mandatory Repayments and Reductions of Commitments.

The Borrower shall repay (subject to Section 8.1) the Aggregate Principal Amount, together with all accrued interest and Fees and all other amounts payable in connection with the Credit Facility, on the Maturity Date.

Section 2.5	Optional Prepayments; Termination and Reductions of Commitments.

(1)	The Borrower may, subject to the provisions of this Agreement, prepay the Aggregate Principal Amount under the Credit Facility and the Applicable Premium, upon five Business Days’ notice to the Administrative Agent, by delivery of a notice to the Administrative Agent stating the proposed date and aggregate principal amount of any prepayment of the Aggregate Principal Amount. The Borrower shall, on the specified date, pay to the Lenders the amount of the proposed prepayment (together with any accrued interest on such amount and fees then outstanding) and the Applicable Premium. Each partial prepayment or reduction shall be in an aggregate principal amount of U.S. $10,000,000 or an integral multiple of such amount in the case of the Aggregate Principal Amount and Commitments. Notwithstanding any other provision in this Agreement, in the event that all Advances have not been being outstanding for more than 90 days, no Applicable Premium shall be payable if the Borrower provides three months’ (or longer) notice to the Administrative Agent of such prepayment. An amount of the Restricted Account Collateral on deposit in the Restricted Account equal to the principal amount of each full or partial prepayment (and, for greater certainty, excluding any accrued interest on such amount and fees then outstanding) shall be returned to the Guarantor with five (5) Business Days of such repayment or prepayment (unless a withdrawal from the Restricted Account Collateral was the source of the repayment or prepayment).

(2)	If any payment, repayment, prepayment or acceleration, in each case whether voluntary or involuntary, of the Aggregate Principal Amount or part thereof should occur, then the Applicable Premium shall immediately become due and payable by the Borrower to the Lenders, in addition to all other amounts then due and owing to the Lenders. The Applicable Premium, shall form part of the Obligations and shall be secured by the Security. The Borrower acknowledges that the Applicable Premium represents reasonable and fair compensation for the loss that the Lenders may sustain from any such payment, repayment, prepayment or acceleration, in each case whether voluntary or involuntary, of the Aggregate Principal Amount or part thereof prior to the Maturity Date.

Section 2.6	Payments under this Agreement.

(1)	All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Unless otherwise expressly provided in this Agreement, the Borrower shall (i) make any payment required to be made by it to the Administrative Agent or a Lender by depositing the amount of the payment to the Administrative Agent in immediately available funds not later than 10:00 a.m. (Calgary time) on the date the payment is due, and (ii) with respect to any prepayment, provide to the Administrative Agent, upon five (5) Business Day’s notice to the Administrative Agent, a notice of prepayment which shall be irrevocable and binding on the Borrower and shall specify (x) the date of repayment, and (y) the amount of the Aggregate Principal Amount to be repaid.

(2)	Payments made hereunder shall be made on a Business Day. Payments received by the Administrative Agent before 10:00 a.m. (Calgary time) on a Business Day will be given value on that Business Day. All payments received by the Administrative Agent after 10:00 a.m. (Calgary time) will be given value on the next following Business Day.

(3)	The Borrower shall make each such payment under the Credit Documents in U.S. Dollars.

(4)	Any amount received by the Administrative Agent for the account of the Lenders or any of them shall be held in trust for their respective benefit until a distribution is made by the Administrative Agent to the Lenders or any of them and shall be deemed to be payment to such Lenders in accordance with the terms of this Agreement.

Section 2.7	Application of Payments and Prepayments.

(1)	All optional prepayments under the Credit Facility pursuant to Section 2.5 shall be applied by the Administrative Agent to the Aggregate Principal Amount and the other outstanding Obligations.

(2)	If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder then such funds shall be applied (i) first, in reduction of the Borrower’s obligation to pay any unpaid interest and any Fees which are due and owing, (ii) second, in reduction of the Borrower’s obligation to pay any expenses, claims or losses referred to in Section 10.5, (iii) third, in reduction of the Borrower’s obligation to pay any Applicable Premium, and (iv) fourth, in reduction of the Borrower’s obligation to pay any amounts due and owing on account of any unpaid principal amount of Advances and any other unpaid Aggregate Principal Amount which are due and owing.

Section 2.8	Extension of Maturity Date.

(1)	The Borrower may, from time to time and provided there is no Default or Event of Default which is continuing, request an extension of the Maturity Date of each Lender by sending to the Administrative Agent, an Extension Request not less than sixty (60) days and not more than ninety (90) days prior to the then-current Maturity Date and the Administrative Agent shall forthwith notify the Lenders of such request and each Lender shall acknowledge receipt of such notification. No later than thirty (30) days after receipt by the Administrative Agent of an Extension Request, the Administrative Agent shall provide a written notice to the Borrower confirming either: (i) the Lenders agree to extend the then-current Maturity Date for an additional 364-day period; or (ii) the Lenders will not extend the then-current Maturity Date; provided that in the event any such Lender does not so advise the Administrative Agent within such thirty (30) day period, such Lender shall be deemed to have advised the Administrative Agent that it is not prepared to make an offer to the Borrower to extend the Maturity Date. Within two (2) Business Days of the Administrative Agent receiving from each such Lender its decision with respect to making an offer to the Borrower to extend the Maturity Date, the Administrative Agent shall provide the Borrower with an offer to extend the Maturity Date (which may be subject to such terms and conditions as the Lenders may require, in their discretion) and the Borrower shall be entitled to accept any such offer at any time up to and including the last Business Day preceding the then-current Maturity Date by written notice to the Administrative Agent of such acceptance.

(2)	If any Lender does not agree or is deemed not to agree to make an offer to the Borrower to extend the Maturity Date pursuant to the Extension Request, the Administrative Agent shall not provide the Borrower with an offer to extend the Maturity Date of any of the Lenders.

(3)	The Borrower understands that consideration of any Extension Request constitutes an independent credit decision which each Lender retains the absolute and unfettered discretion to make, and that no commitment in this regard is hereby given by any Lender.

(4)	Notwithstanding the foregoing, the Borrower shall not be entitled to make (a) an Extension Request if a Default or Event of Default has occurred and is continuing, unless such Default or Event of Default is waived by all of the Lenders; provided that any such waiver shall be effective only for the purposes of this Section 2.8; and (b) more than two 364-day Extension Requests.

Section 2.9	Fees.

The Borrower shall pay to the Administrative Agent the following set-up fees (collectively, the “Set-Up Fees”):

(a)	an amount equal to 1.25% of the First Advance on the Closing Date;

(b)	an amount equal to 0.50% of the Second Advance on the date on which the Second Advance is made; and

(c)	such fee on the Third Advance that is agreed to between the Borrower and the Administrative Agent pursuant to Section 4.3(1)(h)(i).

Section 2.10	Computations of Interest and Fees.

(1)	All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable and on the basis of a year of 365 days.

(2)	All computations of Fees shall be made by the Administrative Agent on the basis of a year of 365 days taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which the fees are payable.

(3)	For purposes of the Interest Act (Canada), (i) whenever any interest or Fee under this Agreement is calculated using a rate based on a year of 365 days (or such other period that is less than a calendar year), as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 365 days (or such other period that is less than a calendar year), as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 365 (or such other period that is less than a calendar year), as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(4)	If any provision of this Agreement or of any of the other Credit Documents would obligate any Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such Lender under the applicable Credit Document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code.

(5)	To the extent permitted by Applicable Law, the provisions of the Judgment Interest Act (Alberta) will not apply to the Credit Documents and are hereby expressly waived by each of the Credit Parties.

Article 3
ADVANCES

Section 3.1	The Advances.

Each Lender severally agrees, on the terms and conditions of this Agreement, to make Advances to the Borrower under the Credit Facility from time to time on any Business Day during the Drawdown Period as follows:

(a)	an Advance of $49,000,000 on the Closing Date (the “First Advance”);

(b)	an Advance in an amount up to the remaining amount of the Commitment at such time subject to compliance with Section 6.1(j)(i)(A) (taking into account such Advance) as requested by the Borrower in writing (the “Second Advance”); and

(c)	an Advance in an amount up to the remaining amount of the Commitment at such time subject to compliance with Section 6.1(j)(i)(A) (taking into account such Advance) as requested by the Borrower in writing (the “Third Advance”).

Section 3.2	Procedure for Borrowing.

Each Advance shall be made on three (3) Business Days’ prior written notice given not later than 9:00 a.m. (Calgary time) by the Borrower to the Administrative Agent, in substantially the form of Exhibit 3.2 (the “Borrowing Notice”), and shall be irrevocable and binding on the Borrower. Upon receipt by the Administrative Agent of funds from the Lenders and fulfilment of the applicable conditions set forth in Article 4, the Administrative Agent will make such funds available to the Borrower in accordance with Article 2.

Section 3.3	Reliance upon Borrower’s Authority.

On or prior to the Closing Date, the Borrower shall deliver to the Administrative Agent a writing setting forth (a) the bank account of the Borrower to which the Administrative Agent is authorized to transfer the proceeds of the Advances requested by the Borrower pursuant to Section 3.2, which bank account shall be reasonably satisfactory to the Administrative Agent, and (b) the names of the officers authorized to request the Advances on behalf of the Borrower, and shall provide the Administrative Agent with a specimen signature of each such officer. The Administrative Agent shall be entitled to rely conclusively on such officer’s authority to request an Advance on behalf of the Borrower, the proceeds of which are to be transferred to the bank account specified by the Borrower pursuant to the immediately preceding sentence, until the Administrative Agent receives written notice to the contrary. The Administrative Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized by the Borrower to make such requests on its behalf. The Administrative Agent shall not incur any liability to the Borrower as a result of acting upon the Borrowing Notice, which notice the Administrative Agent believes in good faith to have been given by an officer duly authorized by the Borrower to request an Advance on its behalf or for otherwise acting in good faith under this Section 3.3, and the crediting of such Advance to the bank account specified by the Borrower, or transmittal to such other Person’s bank account as the Borrower shall direct, shall conclusively establish the obligation of the Borrower to repay such Advance as provided herein.

Section 3.4	Interest on Advances.

(1)	The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until the principal amount of such Advance is repaid in full, as follows:

(a)	2.55% per annum on the principal amount of the First Advance;

(b)	1.25% per annum on the principal amount of the Second Advance; and

(c)	a per annum interest rate to be agreed between the Borrower and the Lenders on the principal amounts of the Third Advance pursuant to Section 4.3(1)(h)(i).

(2)	Interest on each Advances shall be calculated and payable in arrears (i) on the last Business Day of each month, and (ii) when such Advance becomes due and payable in full or is repaid.

(3)	From and after the date of the occurrence of an Event of Default and for so long as such Event of Default continues, the Aggregate Principal Amount shall bear interest or Fees at the rates otherwise applicable plus two percent (2%) per annum.

Article 4

CONDITIONS OF LENDING

Section 4.1	Conditions Precedent to Effectiveness.

The effectiveness of this Agreement is subject to and conditional upon the Administrative Agent having received, in form and substance satisfactory to the Lenders and their counsel and in sufficient quantities for each Lender, an executed copy of this Agreement.

Section 4.2	Conditions Precedent to the Initial Advance.

The obligation of each Lender to make its initial Advance under the Credit Facility is subject to and conditional upon the fulfilment of the following conditions precedent at the time the initial Advance is made available:

(a)	no Default or Event of Default has occurred or is continuing or would arise immediately after giving effect to or as a result of the Advance;

(b)	the Advance will not violate any Applicable Law;

(c)	the representations and warranties of the Credit Parties contained in Article 5 and in each of the other Credit Documents are true and correct on the date of the Advance as if such representations and warranties were made on that date;

(d)	the conditions precedent in Section 4.1 have been satisfied;

(e)	the Administrative Agent has received, in form and substance and dated a date satisfactory to the Lenders and their counsel and in sufficient quantities for each Lender:

(i)	an executed copy of the Credit Documents (other than this Agreement);

(ii)	a certified copy of the IP Credit Documents;

(iii)	(i) all documents, instruments, financing statements and notices of security shall have been properly registered, recorded and filed in all places which, (ii) searches shall have been conducted in all jurisdictions which, and (iii) deliveries of all consents, approvals, acknowledgements, confirmations, undertakings, subordinations, discharges, waivers, directions, negotiable documents of title and other documents and instruments to the Administrative Agent shall have been made which, in each case, are desirable or required to make effective the Security and to ensure the perfection and the first-ranking priority of such Security subject only to Permitted Liens which rank by law in priority;

(iv)	an executed no interest letter in favour of the Administrative Agent and the Lenders from the lenders under the IP Credit Agreement, in respect of the Restricted Account and the Restricted Account Collateral;

(v)	certified copies of (i) the charter documents and by-laws of each Credit Party, (ii) all resolutions of the Board of Directors or shareholders, as the case may be, of each Credit Party approving the borrowing and other matters contemplated by this Agreement and the other Credit Documents, and (iii) a list of the officers and directors authorized to sign agreements together with their specimen signatures;

(vi)	a certificate of status, compliance or like certificate with respect to each Credit Party issued by the appropriate Governmental Authority of the jurisdiction of its incorporation;

(vii)	an opinion of counsel to each Credit Party addressed to the Lenders and the Administrative Agent relating to the status and capacity of such Credit Party, the due authorization, execution and delivery and the validity and enforceability of the Credit Documents to which such Credit Party is a party, and perfection of the Security granted pursuant to the Security Agreement to which such Credit Party is a party in the jurisdiction of incorporation of such Credit Party, in the Province of Alberta and in any other relevant jurisdiction, and such other matters as the Administrative Agent may reasonably request;

(viii)	all approvals, acknowledgments and consents of all Governmental Authorities and other Persons which are required to be obtained by any Credit Party in order to complete the transactions contemplated by this Agreement and to perform its obligations under any Credit Document to which it is a party;

(ix)	the documentation and other information that is required by the Administrative Agent and the Lenders pursuant to Anti-Terrorism Laws and applicable “know your client” laws and regulations;

(x)	such other certificates and documentation as the Administrative Agent may reasonably request;

(f)	the Lenders have completed, to their satisfaction, a due diligence review of the Credit Parties including a review of the capital structure of the Borrower and the IP Credit Documents;

(g)	the Lenders are satisfied that, since December 31, 2018, there has not been an event or circumstance which could reasonably be expected to result in a Material Adverse Effect;

(h)	all fees and other amounts then payable under the Credit Documents have been paid in full; and

(i)	the initial Advance is made by the Lenders prior to March 1, 2020.

Section 4.3	Conditions Precedent to Advances.

(1)	The obligation of each Lender to make Advances or otherwise give effect to any Borrowing Notice is subject to fulfilment of the following conditions at the time of any Borrowing Notice or Advance, as the case may be:

(a)	the conditions precedent in Section 4.1 and Section 4.2 have been satisfied;

(b)	the Administrative Agent has received, in form and substance satisfactory to the Administrative Agent, evidence that the aggregate monies in the Restricted Account equal, after giving pro forma effect to the Advance, the Minimum Balance;

(c)	no Default or Event of Default has occurred or is continuing or would arise immediately after giving effect to or as a result of the Advance or Borrowing Notice;

(d)	the Advance will not violate any Applicable Law;

(e)	the representations and warranties contained in Article 5 of this Agreement and in any other Credit Document are true and correct on the date of the Advance or Borrowing Notice, as the case may be, as if they were made on that date except for any representation and warranty which is stated to be made only as of a certain date (and then as of such date), and except to the extent that on or prior to such date the Borrower has advised the Administrative Agent in writing of a variation in any such representation or warranty, and the Majority Lenders have approved such variation in accordance with Section 10.1;

(f)	there has not occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any Applicable Law, or other occurrence of any nature whatsoever which materially adversely affects, or may materially adversely affect, the financial, banking (including syndication markets) or capital markets in Canada or the United States of America; and

(g)	with respect to the Second Advance:

(i)	all fees and other amounts then payable under the Credit Documents have been paid in full; and

(ii)	the Administrative Agent has received, in form and substance and dated a date satisfactory to the Lenders and their counsel and in sufficient quantities for each Lender, such other certificates and documentation as the Administrative Agent may reasonably request;

(h)	with respect to the Third Advance:

(i)	the Borrower and the Lenders shall have agreed on the interest rate and fee payable in result of such Advance, and the Borrower shall execute and deliver such documentation as is required by the Administrative Agent, acting reasonably, to document such agreement;

(ii)	all fees and other amounts then payable under the Credit Documents have been paid in full; and

(iii)	the Administrative Agent has received, in form and substance and dated a date satisfactory to the Lenders and their counsel and in sufficient quantities for each Lender, such other certificates and documentation as the Administrative Agent may reasonably request.

(2)	Each of the giving of any Borrowing Notice by the Borrower and the acceptance by the Borrower of any Advance shall be deemed to constitute a representation and warranty by the Borrower that, on the date of such Borrowing Notice or Advance, as the case may be, and after giving effect to it and to the application of any proceeds from it, the statements set forth in Section 4.2(a), Section 4.2(b) and Section 4.2(c) are true and correct.

Section 4.4	Waiver of Conditions Precedent.

The making of an Advance or otherwise giving effect to any Borrowing Notice, without the fulfilment of one or more conditions set forth in Section 4.1, Section 4.2 or Section 4.3, shall not constitute a waiver of any condition and the Administrative Agent and the Lenders reserve the right to require fulfilment of such condition in connection with any subsequent Borrowing Notice or Advance.

Section 4.5            Termination.

If the conditions precedent in Section 4.2 and, with respect to the First Advance only, Section 4.3 are not satisfied by March 1, 2020, this Agreement will automatically terminate without any further action of the parties to this Agreement and be of no further force and effect without liability of any party to this Agreement (or any Related Party of such party) to any other party to this Agreement, except as expressly contemplated by this Agreement, any other Credit Document and any other written agreement that is entered into by the parties to this Agreement (or any Affiliate of such party) in connection with this Agreement and expressly stated to survive the termination of this Agreement.

Article 5
REPRESENTATIONS AND WARRANTIES

Section 5.1	Representations and Warranties.

Each Credit Party jointly and severally represents and warrants to the Administrative Agent and each Lender, acknowledging and confirming that the Administrative Agent and each Lender is relying on such representations and warranties without independent inquiry in entering into this Agreement and providing Advances that:

(a)	Incorporation and Qualification. Each of the Credit Parties is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation. Each of the Credit Parties is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a Material Adverse Effect;

(b)	Corporate Power. Each of the Credit Parties has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under the Credit Documents to which it is a party;

(c)	Conflict With Other Instruments. The execution and delivery by each of the Credit Parties and the performance by each of them of their respective obligations under, and compliance with the terms, conditions and provisions of, the Credit Documents to which they are a party will not (i) conflict with or result in a breach of any of the terms or conditions of (u) their respective constating documents or by-laws, (v) any Applicable Law, or (w) any contractual restriction binding on or affecting them or their respective Assets, or (ii) result in, require or permit (x) the imposition of any Lien in, on or with respect to any of their respective Assets (except in favour of the Administrative Agent and the Secured Creditors), (y) the acceleration of the maturity of any Debt binding on or affecting any Credit Party, or (z) any third party to terminate or acquire rights under the IP Credit Documents;

(d)	Corporate Action, Governmental Approvals, etc. The execution and delivery of each of the Credit Documents by each of the Credit Parties, in each case, to the extent a party thereto and the performance by each of the Credit Parties of their respective obligations under the Credit Documents, in each case, to the extent a party thereto have been duly authorized by all necessary corporate action including, without limitation, the obtaining of all necessary shareholder consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Authority or other Person, is or was necessary in connection with the execution, delivery and performance of obligations under the Credit Documents except as are in full force and effect, unamended, at the date of this Agreement;

(e)	Execution and Binding Obligation. This Agreement and the other Credit Documents have been duly executed and delivered by each of the Credit Parties, in each case, to the extent a party thereto and constitute legal, valid and binding obligations of each such Person enforceable against them in accordance with their respective terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies;

(f)	Authorizations, etc. Each of the Credit Parties possesses all authorizations, permits, consents, registrations and approvals necessary to properly conduct their respective businesses and all such authorizations, permits, consents, registrations and approvals are in good standing and in full force and effect, except where the failure to possess or maintain in good standing and in full force and effect such authorizations, permits, consents, registrations or approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(g)	Ownership and Use of Property. The Guarantor has good and merchantable title to all Restricted Account Collateral free and clear of any Liens other than Permitted Liens. The Guarantor does not have any commitment or obligation (contingent or otherwise) to grant any Liens on the Restricted Account Collateral except for Permitted Liens. No Credit Party owns or leases any real property;

(h)	Business.

(i)	The Borrower: (i) is a single purpose entity created solely for the purpose of entering into and performing its obligations under the Credit Documents and making intercompany loans to the Parent and its subsidiaries; (ii) does not have any subsidiaries, (iii) does not hold any Equity Securities in any Person; and (iv) does not engage and has not engaged in any business or activities unrelated to the business or activities described in (i) (other than such business or activities that are incidental, necessary and appropriate to accomplish the foregoing);

(ii)	The Guarantor: (i) is a single purpose entity created solely for the purpose of entering into and performing its obligations under the Guarantee, the Security Agreement, the Restricted Cash Account Agreement and the IP Credit Documents, (ii) does not have any subsidiaries; (iii) does not hold any Equity Securities in any Person; and (iv) does not engage and has not engaged in any business or activities unrelated to the business or activities described in (i) (other than such business or activities that are incidental, necessary and appropriate to accomplish the foregoing).

(i)	Compliance with Applicable Laws. Each of the Credit Parties, the Parent and each of the subsidiaries of the Parent is in compliance with all Applicable Laws except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Credit Documents and the transactions contemplated thereby are in compliance with all applicable securities related laws, rules and regulations applicable to each of the Credit Parties and any direct or indirect parent thereof to which any such laws, rules and regulations would apply;

(j)	Withholding and Remittance of Source Deductions. Each of the Credit Parties has withheld from its employees, customers and other applicable payees (and timely paid to the applicable Governmental Authority) the proper and accurate amount of all Taxes, priority claims and other amounts required to be withheld or collected and remitted in compliance with all Applicable Laws;

(k)	No Default. No Credit Party is in violation of its constating documents, its by-laws or any shareholders’ agreement applicable to it;

(l)	No Default or Event of Default. No Default or Event of Default has occurred and is continuing or would reasonably be expected to arise immediately after giving effect to or as a result of any Advance or Borrowing Notice pursuant to this Agreement;

(m)	No Restrictive Agreements. The Guarantor is not a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its constating documents, by-laws or any shareholders’ agreement applicable to it) which has or, to the best of its knowledge, in the future may prohibit, restrict or impose any condition upon the ability of the Guarantor to create, incur or permit to exist any Lien upon the Restricted Account Collateral;

(n)	Pension Plans. No Credit Party has any Pension Plans;

(o)	IP Credit Documents. All IP Credit Documents are in full force and effect and, other than amendments in accordance with Section 6.2(f)(i), unamended. The Guarantor and the IP Guarantor are not in default of the IP Credit Documents to the extent that such default would reasonably be expected to have a Material Adverse Effect and none of the Guarantor, or to the best knowledge of the Guarantor, the IP Guarantor or any other party to any IP Credit Document is in default of the IP Credit Documents to the extent that such default would reasonably be expected to have a Material Adverse Effect. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any IP Credit Document which would reasonably be expected to have a Material Adverse Effect. There is no dispute regarding any IP Credit Document which would reasonably be expected to have a Material Adverse Effect;

(p)	Books and Records. All books and records of each of the Credit Parties have been fully, properly and accurately kept and completed in accordance with GAAP, where applicable, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Credit Parties’ books and records and other data and information are available to the Credit Parties in the ordinary course of their respective businesses;

(q)	Tax Liability. Each of the Credit Parties has filed all tax and information returns which are required to be filed. Each of the Credit Parties has paid all Taxes which have become due pursuant to such returns or pursuant to any assessment received by any of them other than those in respect of which liability based on such returns or assessments is being contested in good faith and by appropriate proceedings where adequate reserves have been established in accordance with GAAP, and all Taxes that any Governmental Authority is currently entitled to collect in respect of such contest, if any, have been paid. Adequate provision for payment has been made for Taxes not yet due. There are no disputes with respect to Taxes existing or pending involving any of the Credit Parties or their respective businesses which would reasonably be expected to have a Material Adverse Effect;

(r)	Financial Statements. The historical financial statements provided to the Lenders in connection with this Agreement and the audited consolidated financial statements of the Parent most recently delivered to the Administrative Agent pursuant to Section 6.1(a) have been prepared in accordance with GAAP and each presents fairly and consistently:

(i)	the consolidated assets, liabilities, (whether accrued, absolute, contingent or otherwise) and financial position of the Parent as at the respective dates of the relevant statements; and

(ii)	the consolidated sales and earnings of the Parent during the periods covered by such statements;

(s)	Debt. No Credit Party has any Debt except as permitted by Section 6.2(a). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto which default could reasonably be expected to have a Material Adverse Effect;

(t)	Solvency. Each of the Credit Parties is Solvent;

(u)	Security. The Security Agreement is effective to create in favour of the Administrative Agent for the benefit of the Secured Creditors, legal, valid and perfected first priority Liens (subject only to Permitted Liens which rank by law in priority), enforceable in accordance with their terms against third parties and any trustee in bankruptcy in the Restricted Account Collateral subject thereto, except to the extent a secured creditor’s rights are affected or limited by applicable bankruptcy, insolvency, moratorium, organization and other laws of general application limiting the enforcement of secured creditors’ rights generally;

(v)	No Litigation. There is no action, suit, arbitration or proceeding pending, taken or to the Borrower’s knowledge, threatened, before or by any Governmental Authority or arbitrator or by or against any elected or appointed public official or private person in Canada or elsewhere, which (i) challenges, or to the knowledge of the Borrower, has been proposed which may challenge, the validity or propriety of the transactions contemplated under the Credit Documents or the documents, instruments and agreements executed or delivered in connection therewith or related thereto, or (ii) would reasonably be expected to have a Material Adverse Effect;

(w)	Anti-Terrorism, Anti-Corruption Laws. None of the Credit Parties or other Related Parties is a Sanctioned Person or is in violation of any Anti-Terrorism Law or Sanction, or deals in property or interests in property, or otherwise engages in any transaction, prohibited by any Anti-Terrorism Law or Sanction. None of the Advances and none of the other services and products, if any, to be provided by any of the Secured Creditors under or in connection with this Agreement (i) will be used by, on behalf of, or for the benefit of, any Person other than any Credit Party, (ii) will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Corruption of Foreign Public Officials Act (Canada), or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any Credit Party, or (iii) will be used in a manner that would result in a violation of any Sanctions and/or section 462.31(1) of the Criminal Code. None of the Obligations and none of the other amounts payable under the Credit Agreement will be paid by any of the Credit Parties with any property or proceeds of any property that was obtained or derived directly or indirectly as a result of an act or omission anywhere that, if it had occurred in Canada, would have constituted a designated offence (as defined in section 462.31(1) of the Criminal Code). Each of the Credit Parties has taken measures appropriate to the circumstances (in any event as required by Applicable Law) to ensure that each of the Credit Parties is and will continue to be in compliance with such applicable anti-corruption laws, rules and regulations and Anti-Terrorism Laws; and

(x)	Disclosure. All written information supplied to the Administrative Agent and the Lenders is true and accurate in all material respects and does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained in such written information not misleading in light of the circumstances under which such statements were made. There is no fact known to the Credit Parties which would reasonably be expected to have a Material Adverse Effect and which has not been disclosed to the Administrative Agent and the Lenders. No event has occurred which would reasonably be expected to have a Material Adverse Effect since the date of last financial statements delivered to the Lenders.

Section 5.2	Survival of Representations and Warranties.

(1)	The representations and warranties in this Agreement and in any certificates or documents delivered to the Administrative Agent and the Lenders shall not merge in or be prejudiced by and shall survive any Advance and shall continue in full force and effect so long as any amounts are owing by the Borrower to the Lenders, or any of them, under this Agreement.

(2)	The representations and warranties in Section 5.1 will be deemed to be repeated by the Credit Parties on the date of delivery of any Borrowing Notice by the Borrower, the acceptance by the Borrower of any Advance, the last day of each Financial Quarter, and the date of delivery of each Compliance Certificate, except to the extent that on or prior to such date the Credit Parties have advised the Administrative Agent in writing of a variation in any such representation or warranty, and the Majority Lenders have approved such variation in accordance with Section 10.1.

Article 6
COVENANTS OF THE BORROWER

Section 6.1	Affirmative Covenants.

So long as any amount owing under this Agreement remains unpaid or any Lender has any obligation under this Agreement, and unless consent is given in accordance with Section 10.1, the Borrower and each other Credit Party shall do the following:

(a)	Prompt Payment. The Borrower will pay or cause to be paid all Obligations and other amounts payable under the Credit Documents punctually when due;

(b)	Financial Reporting.

(i)	The Borrower shall cause the Parent to timely file all financial statements that must be publicly filed or sent to its shareholders pursuant to applicable securities legislation within the time prescribed by such applicable securities legislation and make such documents available on the System for Electronic Document Analysis and Retrieval (SEDAR) within such prescribed time period. If the Parent is not at any time subject to applicable securities legislation, the Borrower shall deliver to the Lender: (i) within 90 days after the end of each Financial Year, copies of its audited annual financial statements, and (ii) within 45 days after the end of each of the first three Financial Quarters of each Financial Year, interim financial statements which shall contain such information required to be provided in quarterly reports by a “reporting issuer” (as such term is defined in such applicable securities legislation) under the applicable securities legislation; and

(ii)	The Borrower will deliver to the Administrative Agent within 90 days after the end of each Financial Year and within 45 days after the end of each of the first three Financial Quarters of each Financial Year, a duly executed and completed a Compliance Certificate substantially in the form of Exhibit 6.1(b)(ii);

(c)	Additional Reporting Requirements. Deliver to the Administrative Agent (with sufficient copies for each of the Lenders):

(i)	as soon as practicable, and in any event within five days after the occurrence of each Default or Event of Default, a statement of the chief financial officer of the Borrower or any other officer acceptable to the Administrative Agent setting forth the details of the Default or Event of Default and the action which the Credit Party proposes to take or have taken; and

(ii)	such other information respecting the condition or operations, financial or otherwise, of any Credit Party or its business as the Administrative Agent, on behalf of the Lenders, may from time to time reasonably request;

(d)	Corporate Existence. Except as otherwise permitted in this Agreement, preserve and maintain its corporate existence;

(e)	Permitted Uses. Use the proceeds of the Advances hereunder only for the purposes permitted pursuant to Section 2.3 and in compliance with Section 5.1(w);

(f)	Compliance with Applicable Laws, etc. Comply, and cause the Parent and each of the subsidiaries of the Parent to comply, with the requirements of all Applicable Laws except where non-compliance with any such requirement of Applicable Law would not reasonably be expected to have a Material Adverse Effect;

(g)	IP Credit Documents. Perform and observe all terms and provisions of each IP Credit Document to be performed or observed by the Guarantor if failure to do so would reasonably be expected to have a Material Adverse Effect and maintain each IP Credit Document in full force and effect if failure to do so would reasonably be expected to have a Material Adverse Effect;

(h)	Payment of Taxes and Claims. Pay or cause to be paid, when due, (i) all Taxes imposed upon it or upon its income, sales, capital or profit or any other Assets belonging to it before the same becomes delinquent or in default, and (ii) all claims which, if unpaid, would by Applicable Law become a Lien upon the Assets of any of the Credit Parties, except any such Tax or claim which is being contested in good faith and by proper proceedings and in respect of which such Credit Party have established adequate reserves in accordance with GAAP or which are Permitted Liens;

(i)	Keeping of Books. Keep (i) proper books of record and account, in which full and correct entries shall be made in respect of the businesses in accordance with GAAP, and (ii) books and records pertaining to the Restricted Account Collateral in such detail, form and scope as the Administrative Agent reasonably requires;

(j)	Restricted Account.

(i)	The Guarantor shall maintain the Restricted Account pursuant to the Restricted Cash Account Agreement and the Security Agreement and in accordance with the following terms:

(A)	at all times the minimum balance in the Restricted Account shall be equal to no less than the Aggregate Principal Amount plus $1,000,000 (the “Minimum Balance”);

(B)	except as provided in the Restricted Cash Account Agreement, the Guarantor shall not have the right to withdraw, require delivery of, assign or otherwise take possession of, or exercise rights in respect of, the Restricted Account or the Restricted Account Collateral so long as any of the Obligations have not been satisfied in full or the Administrative Agent or any of the Lenders have any obligation under this Agreement or the other Credit Documents and the Administrative Agent is irrevocably authorized and directed to apply the Restricted Account Collateral in full or partial payment of the Obligations upon the occurrence and during the continuance of an Event of Default; and

(C)	############# shall not be required to refund or return any of the funds deposited into the Restricted Account (to the extent required to do so hereunder or otherwise) to any party or bank account located outside of Canada and ############# will only accept Restricted Account Collateral from a wire transfer originating from a Canadian domiciled account;

(ii)	If, on any day, the Minimum Balance is not credited to the Restricted Account, the Guarantor will promptly, and in any event within five Business Days, either prepay the Obligations or deposit additional funds in the Restricted Account, in each case, in an amount to cure the Minimum Balance deficiency;

(iii)	The Guarantor shall from time to time take such actions as may be necessary or advisable in order to preserve the rights of the Administrative Agent under the Security Agreement. Without limiting the generality of the foregoing, the Guarantor shall execute any documents, filing statements, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Administrative Agent may reasonably request, in order to effectuate the execution, delivery and performance by the Guarantor of the Security Agreement and the transactions contemplated thereby and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created by the Security Agreement. Such Liens will be created under the Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, and the Guarantor shall deliver, or cause to be delivered, to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 6.1(j)(iii);

(k)	Anti-Terrorism Laws. Promptly provide all information with respect to the Credit Parties, their respective directors, authorized signing officers, direct or indirect shareholders or other persons in control of the Credit Parties, including supporting documentation and other evidence, as may be reasonably requested by the Administrative Agent or Lender, or any prospective assignee of the Administrative Agent or Lender, in order to comply with any applicable Anti-Terrorism Laws or such other applicable “know your client” laws and requirements, whether now or hereafter existence; and

(l)	Further Assurances. At its cost and expense, upon the reasonable request of the Administrative Agent, execute and deliver or cause to be executed and delivered to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectually the provisions and purposes of the Credit Documents.

Section 6.2	Negative Covenants.

So long as any amount owing under this Agreement remains unpaid or any Lender has any obligation under this Agreement and, unless consent is given in accordance with Section 10.1, the Borrower and each other Credit Party shall not:

(a)	Debt. Create, incur, assume or suffer to exist any Debt except:

(i)	Debt of the Borrower to the Lenders under this Agreement;

(ii)	Debt of the Guarantor to the lenders under the IP Credit Agreement; and

(iii)	Guarantees by the Guarantor of Debt of the Borrower permitted pursuant to this Section 6.2(a), in each case, provided that to the extent the primary Debt is required to be subordinated, the Debt under such Guarantees is subordinated on the same terms;

(b)	Liens. Create, incur, assume or suffer to exist any Lien on the Restricted Account or the Restricted Account Collateral except Permitted Liens;

(c)	Mergers, Etc. Enter into, or permit any of the Credit Parties to enter into, any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction;

(d)	Disposal of Assets Generally. Dispose of the Restricted Account or the Restricted Account Collateral to any Person;

(e)	Change in Business. Make any material change in the nature of its business description in Section 5.1(h);

(f)	Amendments.

(i)	Make any amendments to any IP Credit Document if such amendments would be materially adverse (as determined by the Majority Lenders, acting reasonably) to the interests of the Lenders under the Credit Documents or affect the Restricted Account or the Restricted Account Collateral;

(ii)	Amend or change any of its constating documents, except where such amendment, change or new agreement is not materially adverse (as determined by the Majority Lenders, acting reasonably) to the interests of the Lenders under the Credit Documents;

(g)	Restrictive Agreements. Directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Guarantor to create, incur or permit to exist any Lien upon the Restricted Account Collateral;

(h)	Pension Plans. Enter into or permit any Credit Party to enter into any Pension Plan or collective bargaining agreement; and

(i)	Anti-Terrorism Laws. Pay or cause to be paid all Obligations and other amounts payable under the Credit Documents with any property or proceeds of any property that was obtained or derived directly or indirectly as a result of an act or omission anywhere that, if it had occurred in Canada, would have constituted a designated offence (as defined in section 462.31(1) of the Criminal Code).

Section 6.3	Separateness Covenants.

Each of Borrower and the Guarantor hereby represents, warrants and covenants, as of the date hereof and continuing (except with respects to statements expressly made as of the date hereof) until such time as the Obligations are paid in full, that it will comply with Section 6.3 of the IP Credit Agreement (as in effective on the date of this Agreement) is incorporated herein, mutatis mutandis.

Section 6.4	Financial Covenants.

So long as any amount owing under this Agreement remains unpaid or any Lender has any obligation under this Agreement, and unless consent is given in accordance with Section 10.1, the Borrower shall maintain, at all times, maintain the Minimum Balance in the Restricted Account.

Article 7
CHANGES IN CIRCUMSTANCES

Section 7.1	Increased Costs.

(1)	If any Change in Law shall:

(a)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)	subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Advance made by it or any participation by it in any Advance, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 7.2 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(c)	impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement, Advances made by such Lender or Advances in which such Lender has a participation interest;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, maintaining, issuing or participating in any Advance (or of maintaining its obligation to make, issue or participate in any such Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(2)	A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 7.1(1), including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(3)	Failure or delay on the part of any Lender to demand compensation pursuant to this Section 7.1 shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section 7.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(4)	The provisions of this Section 7.1 shall survive the termination of this Agreement and the repayment of the Aggregate Principal Amount.

Section 7.2	Taxes.

(1)	If any Credit Party, the Administrative Agent or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, then (i) the sum payable shall be increased by such Credit Party when payable as necessary so that after making or allowing for all required deductions and payments for Indemnified Taxes (including deductions and payments applicable to additional sums payable under this Section 7.2), the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments for Indemnified Taxes been required, (ii) such Credit Party shall make any such deductions required to be made by it under Applicable Law and (iii) such Credit Party shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(2)	Without limiting the provisions of Section 7.2(1) above, each Credit Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(3)	The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(4)	As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent.

(5)	Any Foreign Lender or Foreign Administrative Agent that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or the Administrative Agent, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Administrative Agent is subject to withholding or information reporting requirements.

(6)	If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 7.2 or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to such Credit Party an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 7.2 with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any net after Tax interest paid by the relevant Governmental Authority with respect to such refund). Each Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This Section 7.2(6) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

(7)	The provisions of this Section 7.2 shall survive the termination of this Agreement and the repayment of the Aggregate Principal Amount.

Section 7.3	Illegality.

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, issue or participate in, any Advance (or to maintain any such obligation to make, issue or participate in any Advance), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or take any necessary steps with respect to any Advance, in order to avoid the activity that is unlawful. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid and any applicable breakage costs and amounts as a result of prepayment to a Lender.

Article 8
EVENTS OF DEFAULT

Section 8.1	Events of Default.

The occurrence of any one or more of the following events shall constitute an event of default under this Agreement (an “Event of Default”):

(a)	the Borrower fails to pay any amount of the Aggregate Principal Amount (including the Applicable Premium) when such amount becomes due and payable;

(b)	the Borrower fails to pay any interest or Fees when they become due and payable and such failure remains unremedied for a period of three Business Days;

(c)	any representation or warranty or certification made or deemed to be made by any Credit Party or any of their respective directors or officers in any Credit Document shall prove to have been incorrect when made or deemed to be made and, if the circumstances giving rise to the incorrect representation or warranty are capable of modification or rectification (such that, thereafter the representation or warranty would be correct), the representation or warranty remains uncorrected for a period of 15 days;

(d)	the Borrower fails to perform, observe or comply with any of the covenants contained in Section 6.1(a), Section 6.1(j), Section 6.2 or Section 6.3;

(e)	the Borrower fails to perform, observe or comply with any of the covenants contained in Section 6.1 and such failure remains unremedied for 15 days;

(f)	the Borrower fails to perform, observe or comply with any other term, covenant or agreement contained in any Credit Document to which it is a party and such failure remains unremedied for 15 days;

(g)	the Guarantor fails to perform or observe any term, covenant or agreement contained in any IP Credit Document on its part to be performed or observed where such failure would reasonably be expected to have a Material Adverse Effect; or there is an event of default under the IP Credit Agreement and such event of default has resulted in the lenders under the IP Credit Agreement commencing enforcement proceedings, provided that in the case of the exercise of the Canopy Offer (as defined in the IP Credit Agreement), it shall only be an event of default hereunder if the obligations under the IP Credit Agreement have not been repaid in full within the 30 period after the Canopy Offer is first permitted to be exercised;

(h)	any Credit Party repudiates its obligations under any Credit Document or any material provision thereof, or claims any of the Credit Documents or any material provision thereof to be invalid or withdrawn in whole or in part;

(i)	any one or more of the Credit Documents or any material provision thereof ceases to be, or is determined by a court of competent jurisdiction not to be, a legal, valid and binding obligation of any Credit Party which is a party thereto, enforceable by the Administrative Agent, the Lenders or any of them against such Credit Party;

(j)	if any of the Security shall cease to be a valid and perfected first priority Lien on the Restricted Account Collateral thereunder or any Assets intended to be Restricted Account Collateral thereunder, subject only to Permitted Liens which rank by law in priority;

(k)	any judgment or order for the payment of money in excess of U.S. $1,000,000 is rendered against any Credit Party and either (i) enforcement proceedings have been commenced by a creditor upon the judgment or order, or (ii) there is any period of 15 consecutive days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(l)	there is a Change of Control;

(m)	any of the Credit Parties (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, administration, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors including any proceeding under applicable corporate law seeking a compromise or arrangement of, or stay of proceedings to enforce, some or all of the debts of such Person, or (z) the entry of an order for relief or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its Assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 days, such Person fails to diligently and actively oppose such proceeding, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions;

(n)	there has occurred an event or development that, in the sole opinion of the Majority Lenders, has had or could reasonably be expected to have a Material Adverse Effect; or

(o)	the audited consolidated financial statements of the Parent are qualified by an Impermissible Qualification.

Section 8.2	Acceleration.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders, by written notice to the Borrower (i) terminate the Lenders’ obligations to make further Advances under the Credit Facility, and (ii) (at the same time or at any time after such termination) declare all Obligations (including the Applicable Premium) to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, upon the occurrence of an Event of Default under Section 8.1(m), the Lender’s obligations to make further Advances under the Credit Facility shall automatically terminate and all Obligations shall become immediately due and payable, with any presentment, demand, protest or notice of any kind from the Administrative Agent or any Lender.

Section 8.3	Remedies Upon Default.

(1)	Upon a declaration that the Obligations are immediately due and payable pursuant to Section 8.2, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders, commence such legal action or proceedings as the Majority Lenders, in their sole discretion, deem expedient, including the commencement of enforcement proceedings under the Credit Documents, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by the Borrower.

(2)	The rights and remedies of the Administrative Agent and the Lenders under the Credit Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies. Nothing contained in the Credit Documents with respect to the indebtedness or liability of the Borrower to the Secured Creditors, nor any act or omission of the Secured Creditors, or any of them, with respect to the Credit Documents or the Security shall in any way prejudice or affect the rights, remedies and powers of the Secured Creditors under the Credit Documents or the Security.

Section 8.4	Right of Set-off.

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Credit Parties against any and all of the obligations of the Credit Parties now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Credit Document and although such obligations of the Credit Parties may be contingent or unmatured. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off, consolidation of accounts and bankers’ lien) that the Lenders or their respective Affiliates may have. Each Lender may notify the Borrower and the Administrative Agent after any such set-off and application, but the failure to give such notice shall not affect the validity of such set-off and application. If any Affiliate of a Lender exercises any rights under this Section 8.4, it shall share the benefit received in accordance with Section 9.13 as if the benefit had been received by the Lender of which it is an Affiliate.

Section 8.5	Application of Cash Proceeds of Realization.

(1)	Subject to the claims, if any, of secured creditors of the Credit Parties whose security ranks in priority to the Security, all Cash Proceeds of Realization shall be applied and distributed, and the claims of the Secured Creditors shall be deemed to have the relative priorities which would result in the Cash Proceeds of Realization being applied and distributed, as follows:

(a)	first, to the payment of all costs and expenses (including fees of counsel) of the Administrative Agent in connection with realization on the Security and enforcing the rights of the Lenders under the Credit Documents;

(b)	second, except as set forth in clause (a) above, to the payment of the outstanding Obligations owing to each Secured Creditor, rateably according to the proportion that the Obligations owing to such Secured Creditor at such time bear to the Obligations owing to all Secured Creditors at such time;

(c)	third, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

Article 9
THE AGENTS AND THE LENDERS

Section 9.1	Appointment and Authority.

Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Secured Creditors, and no Credit Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.2	Rights as a Lender.

Each Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as the Administrative Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Affiliate thereof as if such Person were not the Administrative Agent and without any duty to account to the Lenders.

Section 9.3	Exculpatory Provisions.

(1)	The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)	be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents), but the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, (i) may expose the Administrative Agent to liability, (ii) is contrary to any Credit Document or Applicable Law, (iii) would require the Administrative Agent to become registered to do business in any jurisdiction, or (iv) would subject the Administrative Agent to taxation; and

(c)	except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(2)	The Administrative Agent shall not be (and none of its directors, officers, agents or employees shall be) liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the provisions of the Credit Documents) or (ii) in the absence of its own gross negligence or wilful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(3)	Except as otherwise expressly specified in this Agreement, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default (and the Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Administrative Agent has been notified in writing by a Credit Party of such fact or has been notified in writing by a Lender that it considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof), (iv) the validity, enforceability, effectiveness or genuineness of, or the sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement, any other Credit Document or any other agreement, instrument or document (and the Administrative Agent shall be entitled to assume that the same are valid, enforceable, effective, genuine, sufficient, supported by value given, have been signed or delivered by the proper parties and are what they purport to be), or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(4)	The Administrative Agent is not obliged to (i) take or refrain from taking any action or exercise or refrain from exercising any right or discretion under the Credit Documents, or (ii) incur or subject itself to any cost in connection with the Credit Documents, unless it is first specifically indemnified or furnished with security by the Secured Creditors, in form and substance satisfactory to it (which may include further agreements of indemnity or the deposit of funds).

Section 9.4	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making, extension, renewal or increase of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5	Indemnification of Agents.

Each Lender agrees to indemnify the Administrative Agent and hold it harmless (to the extent not reimbursed by the Borrower), according to its rateable share (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or the transactions therein contemplated or any actions taken or omitted to be taken by the Administrative Agent. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent’s gross negligence or wilful misconduct.

Section 9.6	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent of the Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article 9 and other provisions of this Agreement and the other Credit Documents for the benefit of the Administrative Agent shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agents, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or wilful misconduct in the selection of such sub-agent.

Section 9.7	Notices.

The Administrative Agent shall promptly deliver to each Lender any notices, reports or other communications contemplated in this Agreement which are intended for the benefit of the Lenders.

Section 9.8	Replacement of Agents.

(1)	The Administrative Agent may resign at any time by giving 30 days prior notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor.

(2)	If no such successor shall have been so appointed by the Majority Lenders or shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Security held by the Administrative Agent on behalf of the Secured Creditors under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through such Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent pursuant to Section 9.8(1).

(3)	Upon a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent (other than any rights to indemnity payments owed to the former Administrative Agent), and the former Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Administrative Agent, the provisions of this Article 9 and of Section 10.5 shall continue in effect for the benefit of such former Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent was acting as an Administrative Agent.

Section 9.9	Non-Reliance on Agents and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.10	Collective Action of the Secured Creditors.

Each of the Secured Creditors hereby acknowledges that to the extent permitted by Applicable Law, all Security and the remedies provided under the Credit Documents to the Secured Creditors are for the benefit of the Secured Creditors collectively and acting together and not severally and further acknowledges that its rights hereunder and under any Security are to be exercised not severally, but by the Administrative Agent upon the decision of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Accordingly, notwithstanding any of the provisions contained herein or in any Security, each of the Secured Creditors hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder, but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Each of the Secured Creditors hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Secured Creditors take such action on behalf of the Secured Creditors as it deems appropriate or desirable in the interest of the Secured Creditors.

Section 9.11	Obligations.

All Obligations shall rank pari passu with each other and any proceeds from any realization of the Restricted Account Collateral shall be applied to the Obligations rateably in accordance with Section 8.5 (whether such Restricted Account Collateral is in the name of the Administrative Agent or in the name of any one or more of the other Secured Creditors and without regard to any priority to which any Secured Creditor may otherwise be entitled under Applicable Law).

Section 9.12	Holding of Security; Discharges.

(1)	Each Secured Creditor agrees with the other Secured Creditors that it will not, without the prior consent of the other Secured Creditors, take or obtain any Lien on any properties or assets of the Borrower or any other Credit Party to secure the obligations of the Borrower under the Credit Documents, except for the benefit of all Secured Creditors or as may otherwise be required by Applicable Law.

(2)	If the Aggregate Principal Amount and all other amounts due and payable under the Credit Documents to the Administrative Agent and the Lenders have been indefeasibly paid and performed in full in cash and the Commitment has been terminated, the Lenders will release their interest in the Security.

Section 9.13	Sharing of Payments by Lenders.

If any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Aggregate Principal Amount and accrued interest thereon or other obligations hereunder greater than its rateable share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Aggregate Principal Amount and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Aggregate Principal Amount and other amounts owing them. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against it rights of set-off and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 9.14	Liability of the Lenders inter se.

Each of the Lenders agrees with each of the other Lenders that, except as otherwise expressly provided in this Agreement, none of the Lenders has or shall have any duty or obligation, or shall in any way be liable, to any of the other Lenders in respect of the Credit Documents or any action taken or omitted to be taken in connection with them.

Section 9.15	Survival.

The provisions of this Article shall survive the termination of this Agreement and the repayment of the Obligations.

Article 10
MISCELLANEOUS

Section 10.1	Amendments, etc.

(1)	Subject to Section 10.1(2) and Section 10.1(3), no amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by the Credit Parties or any other Person from such provisions, shall be effective unless in writing and approved by the Credit Parties and the Majority Lenders. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

(2)	Without the prior written consent of each Lender, no amendment, waiver or consent shall:

(a)	increase any Lender’s Commitment;

(b)	reduce or forgive the principal amount of any Aggregate Principal Amount; waive, reduce or postpone any scheduled repayment of principal of any Aggregate Principal Amount; or extend the scheduled final maturity of any Aggregate Principal Amount;

(c)	reduce the stated rate of interest on any Aggregate Principal Amount, or any Fee; or waive, reduce or extend the time for payment of interest on any Aggregate Principal Amount or any payment of Fees;

(d)	change the definition of Majority Lenders; or change the percentage of the Commitments, or the number or percentage of Lenders, in each case, required for the Lenders, or any of them, the Administrative Agent to take any action;

(e)	amend the requirement of pro rata application of all amounts received by the Administrative Agent in respect of the Credit Facility or the Obligations, or the requirement of pro rata sharing by the Lenders pursuant to Section 9.13;

(f)	consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document;

(g)	release any of the guarantees of the Obligations provided by the Borrower or any of the Restricted Account Collateral; or

(h)	amend this Section 10.1.

(3)	Only written amendments, waivers or consents signed by the Administrative Agent, in addition to the Lenders, shall affect the rights or duties of the Administrative Agent under the Credit Documents.

Section 10.2	Waiver.

No failure on the part of a Lender or the Administrative Agent to exercise, and no delay in exercising, any right under any of the Credit Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Credit Documents preclude any other or further exercise of such right or the exercise of any other right. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 10.3	Evidence of Debt.

The indebtedness of the Borrower resulting from the Advances under the Credit Facility shall be evidenced by the records of the Administrative Agent acting on behalf of the Lenders which shall constitute prima facie evidence of such indebtedness.

Section 10.4	Notices: Effectiveness; Electronic Communication.

(1)	Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be sent by personal delivery or courier service, mailed by certified or registered mail, or sent by e-mail addressed:

(a)	to a Credit Party at:

c/o Acreage Holdings, Inc.

366 Madison Avenue, 11th Floor

New York, NY 10017

USA

Attention:	Glen Leibowitz, Chief Financial Officer

Telephone:	(646) 491-6347
E-mail:	g.leibowitz@acreageholdings.com

(b)	to the Administrative Agent at:

#################
######################
#################

Attention:	##################

Telephone:	############
E-mail:	################

(c)	and, if to a Lender, to it at its address or e-mail address specified in the Register.

(2)	A notice is deemed to have been given and received (i) if sent by personal delivery or courier service, or mailed by certified or registered mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day or (ii) if sent by e-mail, on the date sent if it is a Business Day prior to 4:00 p.m. (local time where the recipient is located) and otherwise on the next Business Day.

(3)	Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.5	Expenses; Indemnity; Damage Waiver.

(1)	The Borrower shall pay (i) all reasonable expenses incurred by the Lenders and the Administrative Agent, including the fees, charges and disbursements of counsel, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable expenses incurred by the Lenders and the Administrative Agent, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Credit Documents, including their rights under this Section 10.5, or in connection with the Advances issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(2)	The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Credit Party arising out of, in connection with, or as a result of (a) the execution, delivery or enforcement of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (b) any Advance or the use or proposed use of the proceeds therefrom, (c) the presence of contaminants in, on, at, under or about, or the discharge or likely discharge of contaminants from, any of the properties now or previously used or occupied by any of the Credit Parties, or the breach by or non-compliance with any Environmental Law by any mortgagor, owner or lessee of such properties, or any Environmental Liability related in any way to the Credit Parties, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Credit Party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(3)	To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.5(1) or Section 10.5(2) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s rateable portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(4)	To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(5)	Without limiting the foregoing, the Borrower shall pay to each Lender on demand any amounts required to compensate the Lender for any loss suffered or incurred by it as a result of (i) the failure of the Borrower to give any notice in the manner and at the times required by this Agreement, (ii) the failure of the Borrower to effect an Advance in the manner and at the time specified in any Borrowing Notice or to make a prepayment in the manner and at the time specified in any notice with respect thereto, or (iii) the failure of the Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement, including any loss or expense arising from the liquidation or deployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

(6)	All amounts due under this Section 10.5 shall be payable promptly after demand therefor. A certificate of the Administrative Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

(7)	The provisions of this Section 10.5 shall survive the termination of this Agreement and the repayment of the Aggregate Principal Amount. To the extent required by law to give full effect to the rights of the Indemnitees under this Section 10.5, the parties hereto agree and acknowledge that the Administrative Agent and Lender is acting as agent for its respective Related Parties and agrees to hold and enforce such rights on behalf of such Related Parties as they may direct. The Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of the Lenders, the Administrative Agent or any other Indemnitee in respect of such Person’s losses for legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

Section 10.6	Successors and Assigns.

(1)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender.

(2)	Any Lender may at any time assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and its Aggregate Principal Amount) to (i) any Affiliate of a Lender or an Approved Fund with respect to a Lender or (ii) any other Person with the prior written consent of the Borrower, unless an Event of Default has occurred and is continuing (in which case no such consent is required); provided that the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Credit Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 7 and Section 10.5, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

(3)	The Administrative Agent shall maintain at its office in ########### a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Aggregate Principal Amount to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(4)	Each Borrower shall provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Credit Facility as such Lender may reasonably require in connection with any assignment pursuant to this Section 10.6.

(5)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Credit Documents to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or thereunder or substitute any such pledgee or assignee for such Lender as a party hereto or thereto.

Section 10.7	Judgment Currency.

(1)	If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

(2)	The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrower.

Section 10.8	Interest on Amounts.

Without duplication of any amounts contemplated in Section 3.4(3) and except as may be expressly provided otherwise in this Agreement, all amounts owed by the Borrower to the Administrative Agent and to any of the Lenders, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to the highest applicable rate in Section 3.4(1) plus two percent (2%), calculated daily and compounded monthly.

Section 10.9	Anti-Terrorism Laws.

(1)	If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for purposes of Anti-Terrorism Laws, then the Administrative Agent:

(a)	shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of the applicable Anti-Terrorism Law; and

(b)	shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(2)	Notwithstanding and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent does not have any obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any authorized signatory in doing so.

Section 10.10	Governing Law: Jurisdiction: Etc.

(1)	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable in that Province.

(2)	The Borrower irrevocably and unconditionally submits, for itself and its Assets, to the non-exclusive jurisdiction of the courts of the Province of Alberta, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its Assets in the courts of any jurisdiction.

(3)	The Borrower irrevocably consents to the service of any and all process in any such action or proceeding to the Borrower at the address provided for it in Section 10.4. Nothing in this Section 10.10(3) limits the right of the Administrative Agent or any Lender to serve process in any other manner permitted by Applicable Law.

(4)	The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 10.10(2). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.11	Entire Agreement

This Agreement together with the other Credit Documents constitutes the whole and entire agreement between the parties and cancels and supersedes any prior agreements, undertakings, declarations and representations, written or verbal, in respect of the subject matter of this Agreement and the other Credit Documents, and any other written agreements that are expressly stated to survive the effectiveness of this Agreement.

Section 10.12	Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Credit Documents by, among other things, the mutual waivers and certifications in this Section.

Section 10.13	Counterparts: Integration: Effectiveness: Electronic Execution.

(1)	This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement. This Agreement and the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(2)	The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Transactions Act (Alberta) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

Section 10.14	Treatment of Certain Information: Confidentiality.

(1)	Each of the Administrative Agent and the Lenders agrees, and each of the Credit Parties agree, to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, managers, administrators, trustees, agents, auditors, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.14 to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap, derivative, credit-linked note or similar transaction under which payments are to be made by reference to the Credit Parties and its obligations, this Agreement or payments hereunder, or the advisors of the Persons referred to in (i) and (ii), (g) with the consent of the Credit Party or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis.

(2)	For purposes of this Section, “Information” means: (a) with respect to the Administrative Agent and each Lender, all information received in connection with this Agreement from the Credit Parties relating to the Credit Parties or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to such receipt; and (b) with respect to the Credit Parties, all information contained in this Agreement and all other Credit Documents and all information received from the Administrative Agent and the Lenders, including the identity of Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, managers, administrators, trustees, agents, auditors, advisors and representatives. Any Person required to maintain the confidentiality of Information as provided in this Section 10.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

(3)	The Credit Parties agree to provide the Administrative Agent with the opportunity to review and comment on any press release in respect of any matter contemplated in any Credit Document. In respect of any Credit Document or other document to be filed on SEDAR (or on any other public filing repository), the Credit Parties agree to redact the names of all parties other than the Administrative Agent and the names of any partners, directors, officers, employees, managers, administrators, trustees, agents, auditors, advisors and representatives of the Administrative Agent, the other Secured Creditors and their respective Affiliates, the foregoing obligations of the Credit Parties all subject to applicable securities laws in the relevant jurisdiction in which the public filings are to be made.

Section 10.15	Severability.

If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Agreement to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 10.16	Time of the Essence.

Time is of the essence in this Agreement.

Section 10.17	USA PATRIOT Act.

Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

Section 10.18	No Fiduciary Duty.

The Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 10.18, the “Lenders”), may have economic interests that conflict with those of a Borrower, its shareholders and its Affiliates. The Borrower agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its shareholders or its Affiliates, on the other hand. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other hand, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favour of the Borrower, its shareholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its shareholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, shareholders, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the parties have executed this Credit Agreement.

HSCP CN HOLDINGS ULC, as Borrower

By:	/s/ Kevin Murphy
Name: Kevin Murphy Title: President

ACREAGE FINANCE DELAWARE, LLC, as Guarantor

By:	/s/ Kevin Murphy
Name: Kevin Murphy Title: Manager

################, by its general partner, #######################, as Lender

By:	/s/ #############
Name: ############# Title: #######################

################, by its general partner, #######################, as Administrative Agent

By:	/s/ #############
Name: ############ Title: #######################

SCHEDULE “A”
LENDERS AND COMMITMENTS

Lender	Commitment	% of Credit Facility

################	$100,000,000	100%
###################
#####################

Totals	$100,000,000	100%

EXHIBIT 2.8
FORM OF EXTENSION REQUEST

EXTENSION REQUEST

[Date]

TO:	################, as Administrative Agent

AND TO:	The Lenders (as defined below)

Dear Sirs:

Reference is made to the credit agreement dated February 7, 2020 (as amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time, the “Credit Agreement”, the terms defined therein being used herein are as therein defined) among HSCP CN Holdings ULC, as borrower, Acreage Finance Delaware, LLC, as guarantor, the lenders signatory thereto from time to time, as lenders (collectively, the “Lenders”) and ################, in its capacity as administrative agent under the Credit Agreement (the “Administrative Agent”).

The undersigned hereby requests, pursuant to Section 2.8 of the Credit Agreement, to extend the current Maturity Date to ● [insert date that is 364-days after the current Maturity Date].

Yours truly,

HSCP CN HOLDINGS ULC

By:
Name:
Title:

EXHIBIT “3.2”
FORM OF BORROWING NOTICE

[Date]

################, as Administrative Agent

##################

#################

Attention:	#############

Dear Sir:

The undersigned, HSCP CN Holdings ULC (the “Borrower”), refers to the credit agreement dated February 7, 2020 (as amended, supplemented or restated from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among the Borrower, as borrower, Acreage Finance Delaware, LLC, as guarantor, the lenders signatory thereto from time to time, as lenders (collectively, the “Lenders”) and ################, in its capacity as administrative agent under the Credit Agreement (the “Administrative Agent”), and gives you notice pursuant to Section 3.2 of the Credit Agreement that the Borrower requests an Advance under the Credit Agreement, and, in that connection, sets forth below the information relating to the Borrowing (the “Proposed Borrowing”) as required by Section 3.2 of the Credit Agreement:

1.	The date of the Proposed Borrowing, being a Business Day, is ●.

2.	The aggregate amount of the Proposed Borrowing is US$●.

3.	The Borrower hereby confirms that:

(a)	no Default or Event of Default has occurred or is continuing or would arise immediately after giving effect to or as a result of the Proposed Borrowing;

(b)	the representations and warranties contained in Article 5 of the Credit Agreement and in any other Credit Document are true and correct on the date hereof as if they were made on this date and will be true and correct on the date of the Proposed Borrowing except, in each case, for those changes to the representations and warranties which have been disclosed to and accepted by the Majority Lenders pursuant to Section 10.1 of the Credit Agreement and any representation and warranty which is stated to be made only as of a certain date (and then as of such date); and

(c)	this notice is irrevocable.

Yours truly,

HSCP CN HOLDINGS ULC

By:
Name:
Title:

EXHIBIT “6.1(b)(ii)”
FORM OF COMPLIANCE CERTIFICATE

TO:	################, as Administrative Agent

AND TO:	The Lenders (as defined below)

RE:	Compliance Certificate for the [Fiscal Quarter][Fiscal Year] ended ● (the “Statement Date”)

The undersigned refers to the credit agreement dated February 7, 2020 (as amended, supplemented or restated from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among HSCP CN Holdings ULC, as borrower (the “Borrower”), Acreage Finance Delaware, LLC, as guarantor, the lenders signatory thereto from time to time, as lenders (collectively, the “Lenders”) and ################, in its capacity as administrative agent under the Credit Agreement (the “Administrative Agent”).

I, the undersigned [Chief Financial Officer] of the Borrower, certify, without personal liability, to the Administrative Agent and the Lenders, that on [date] (the “Determination Date”):

1.	I have read the provisions of the Credit Agreement which are relevant to this certificate and have made such examinations or investigations as are necessary to enable me to express an informed opinion on the matters contained in this certificate.

2.	At all time during the period ended as of the Statement Date and as at the Determination Date, the Minimum Balance has been deposited in the Restricted Account.

3.	As at this date:

(a)	No Default or Event of Default has occurred and is continuing;

(b)	The representations and warranties contained in Article 5 of the Credit Agreement were true and correct on the Determination Date as though made on such date, and are true and correct as though made on this date, in each case, except for those changes to the representations and warranties which have been disclosed to and accepted by the Majority Lenders pursuant to Section 10.1 of the Credit Agreement and any representation and warranty which is stated to be made only as of a certain date (and then as of such date); and

(c)	The financial statements delivered pursuant to Section 6.1(b) of the Credit Agreement for the period ended as of the Statement Date (i) have been prepared in accordance with GAAP in effect on the date of such financial statements consistently applied and the information contained therein is true and correct in all material respects, and (ii) present fairly the results of operations and changes in the financial position of the Parent as of and to this date. There has been no material change in the financial position of the Parent since the date of the most recent financial statements delivered pursuant to Section 6.1(b) of the Credit Agreement.

DATED the ● day of ●, 20●.

HSCP CN HOLDINGS ULC

By:
Name:
Title:

EXHIBIT “10.6”

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	___________________________
2.	Assignee:	___________________________
3.	Borrower:	HSCP CN Holdings ULC
4.	Administrative Agent:	################, as the administrative agent under the Credit Agreement
5.	Credit Agreement:	Credit Agreement dated February 7, 2020 among HSCP CN Holdings ULC, as borrower, Acreage Finance Delaware, LLC, as guarantor, the lenders from time to time party thereto, and ################, as administrative agent
6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Accommodations for all Lenders[1]	Amount of Commitment/ Accommodations Assigned	Percentage Assigned of Commitment/ Accommodations[2]
Credit Facility	$	$	$

7.       [Trade Date: ________________ ]3

Effective Date: ___________, 20 ___ [To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

1 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Accommodations of all Lenders thereunder.

3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ANNEX “1” to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

1.	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

2.	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has as received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (iv) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

3.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

4.	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.